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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED JUNE 30, 2002 AND
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002


                                                                 Fiscal Year Ended June 30,                          Three Months
                                          ----------------------------------------------------------------------        Ended
($'s in millions)                            1998         1999           2000            2001           2002      September 30, 2002
                                          ---------     --------     -----------     -----------     -----------  ------------------
Earnings from continuing operations
   before income taxes                    $   734.4     $  821.7     $   1,141.9     $   1,332.2     $   1,701.3     $     436.9

Add-Fixed Charges:
   Interest Expense                       $   110.6     $  118.0     $     142.7     $     158.1     $     134.2     $      30.6
   Interest Capitalized                         1.7          4.5             1.6             2.7             3.9             1.2
   Amortization of Debt Offering Costs          0.9          1.6             1.6             2.3             3.1             0.8
   Interest Portion of Rent Expense            25.3         28.6            33.7            37.5            32.9             9.4
                                          ---------     --------     -----------     -----------     -----------     -----------

Total Fixed Charges                       $   138.5     $  152.7     $     179.6     $     200.6     $     174.1     $      42.0

Less: Interest Capitalized                     (1.7)        (4.5)           (1.6)           (2.7)           (3.9)           (1.2)
                                          ---------     --------     -----------     -----------     -----------     -----------
Earnings as Adjusted                      $   871.2     $  969.9     $   1,319.9     $   1,530.1     $   1,871.5     $     477.7
                                          =========     ========     ===========     ===========     ===========     ===========

Ratio of Earnings to Fixed Charges              6.3          6.4             7.3             7.6            10.7            11.4